Exhibit 99.1

PINNACLE ENTERTAINMENT ENTERS INTO AGREEMENT TO SELL LUMIERE PLACE

CASINO AND HOTELS TO TROPICANA ENTERTAINMENT

LAS VEGAS, August 16, 2013 – Pinnacle Entertainment (NYSE:PNK) announced today that it has entered into a definitive agreement for the sale of Lumiere Place Casino, HoteLumiere, the Four Seasons Hotel St. Louis, and related excess land parcels (collectively “Lumiere Place Casino and Hotels”) to Tropicana Entertainment Inc. (“Tropicana”). Under the terms of the agreement, Tropicana will purchase Lumiere Place Casino and Hotels for cash consideration of approximately $260 million.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, “We are pleased to enter into this agreement with Tropicana and to sell the high quality assets underlying this transaction to an equally high quality operator of gaming entertainment properties. We are also pleased to reach this very important next step in addressing the Federal Trade Commission’s concerns regarding the competitive dynamics of the St. Louis gaming market, and to progress toward fulfilling the divestiture conditions of the consent order that was accepted by the FTC on August 12th. Following the completion of the divestitures of both Lumiere Place Casino and Hotels and Ameristar’s Lake Charles development project, we will use the substantial cash proceeds we receive from these transactions to repay debt and reduce our leverage.”

Lumiere Place Casino and Hotels will be accounted for as discontinued operations beginning in the 2013 third quarter. The sale of Lumiere Place Casino and Hotels is expected to close by the end of the 2014 first quarter, subject to the approval of the Missouri Gaming Commission and Federal Trade Commission, as well as customary closing conditions. The divestiture is structured as a 338(h)(10) transaction. The book carrying value for Lumiere Place Casino and Hotels was $401.5 million at June 30, 2013.

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About Pinnacle Entertainment

Pinnacle Entertainment, Inc. owns and operates 15 casinos, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri and Nevada, and a racetrack in Ohio. In addition, Pinnacle is redeveloping River Downs in Cincinnati, Ohio, into a gaming entertainment facility, owns a minority interest in Asian Coast Development (Canada) Ltd., an international development and real estate company currently operating Vietnam's first large-scale integrated resort on the Ho Tram Strip, and holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Pinnacle’s current expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements include, among others, statements regarding the agreement to sell Lumiere Place Casino and Hotels to Tropicana Entertainment, Inc and the closing of the sale of Lumiere Place Casino and Hotels to Tropicana Entertainment, Inc. There is no assurance that the transaction with Tropicana will close and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include (a) the ability and timing of Pinnacle to close the transaction with Tropicana may be delayed based on circumstances beyond Pinnacle’s control, including Tropicana having adequate financing to fund the transaction, satisfaction of other closing conditions and regulatory approvals from the Missouri Gaming Commission and the U.S. Federal Trade Commission; (b) the ability and timing to complete the dispositions proposed as part of the effort to reach a resolution with the Commission, including the transaction with Tropicana; and (c) the risk factors disclosed in Pinnacle’s most recent Annual Report on Form 10-K, which Pinnacle filed with the Securities and Exchange Commission on March 1, 2013 and in all reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission by Pinnacle subsequent to the filing of the Form 10-K for the year ended December 31, 2012. Forward-looking statements reflect Pinnacle’s analysis as of the date of this press release. Pinnacle does not undertake to revise these statements to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts:

Investor Relations	Media Relations
Vincent J. Zahn, CFA	Kerry Andersen
Vice President, Finance and Investor Relations	Director, Media Relations & Public Affairs
702-541-7777 or investors@pnkmail.com	337-395-7631 or kandersen@pnkmail.com

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